UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 8, 2016

Date of Report (Date of earliest event reported)

The Grilled Cheese Truck, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54070	27-3120288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4570 Campus Drive, Suite 1, Newport Beach, CA	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 478-2571

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 1, 2016, The Grilled Cheese Truck, Inc., a Nevada corporation dba American Patriot Brands (the “Company”) entered into a new employment agreement with its Chairman, Robbie Lee whereby Mr. Lee will serve as Chairman and CEO for three years. The contract has non-Pursuant to the agreement, the Company acknowledges that Mr. Lee has options to acquire interests in a cannabis operation in Oregon and agrees that exercise of such options is not a breach of his employment agreement. The agreement also contains standard non-disparagement, non-compete and confidentiality provisions.

On May 1, 2016, the Company entered into a director and consulting agreement with its Director, Brian Pallas. The agreement is for a one year term. Mr. Pallas’ duties under the agreement include assisting the company with accretive acquisitions. For his services, Mr. Pallas will receive a salary of $10,000 per month. He will also be entitled to bonuses based on the purchase price of the acquisitions, ranging from 2%-5%. As a signing bonus, Mr. Pallas was issued 500,000 shares of the Company’s common stock. He also received warrants as follows: (i) 5000,000 at $0.50 each with 7 year terms and a cashless option, (ii) 500,000 at $1.00 with 7 year terms and a cashless option, and (ii) 750,000 at $2.00 each with 5 year terms.

On May 25, 2016, the Company entered into a material definitive agreement with Urban Pharms, LLC, DJ&S, LLC and DJ&S Property #1, LLC (collectively, “Urban Pharms”), which operates a medicinal cannabis business, and all of Urban Pharms’ members, whereby the Company agreed to acquire 100% of the ownership interests in Urban Pharms for 12,000,000 newly issued shares of the Company’s common stock, to be distributed pro rata to the Urban Pharms members. The exchange is set to close by June 24, 2016, pending due diligence investigations.

The share exchange should constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Item 3.02. Unregistered Sales of Equity Securities

See item 1.01 in reference to the issuance of common stock and warrants, which is incorporated herein by reference. These securities were issued pursuant to Section 4(a)(2) of the Securities Act of 1933.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 8, 2016, General Clark respectfully resigned as a Director and Vice-Chairman of the Board. His resignation is not related to any known disagreement with the Company on any matter relating to its operations, policies or practices, and it is not a removal for cause.

On April 15, 2016, Deepak Deveraj respectfully resigned as a Director. His resignation is not related to any known disagreement with the Company on any matter relating to its operations, policies or practices, and it is not a removal for cause.

On May 1, 2016, Al Hodges respectfully resigned as a Director and CEO. His resignation is not related to any known disagreement with the Company on any matter relating to its operations, policies or practices, and it is not a removal for cause.

On April 12, 2016, Scott Cosper respectfully resigned as the Company’s CFO, agreeing to stay on an additional 30 days. His resignation is not related to any known disagreement with the Company on any matter relating to its operations, policies or practices, and it is not a removal for cause.

On April 27, 2016, Brian Pallas was appointed as a Director of the Company and to head the audit and treasury committee. There was no understanding or agreement between the Company and Mr. Pallas in regards to his appointment other than as disclosed in item 1.01 hereto, incorporated by reference. His bio is below.

Brian Pallas, 66, is a successful entrepreneur, business owner and facilitative business coach whose career spans over 30 years in wholesale and retail consumer experience. He is the founder and Managing Member of the American Food Truck Group, LLC a state of the art gourmet food truck leasing company, which he has been involved in since 2014. Formally a group chairman for Vistage International (2010-2012), Mr. Pallas directed a “think tank” of business owners and CEOs of private and public companies ranging in size from $5 million to $550 million in annual revenue across a wide array of industries. Mr. Pallas has also done business over the past 20 years via his d/b/a Brian L. Pallas & Associates.

On May 12, 2016, James Anderson was appointed as a Director of the Company. There was no understanding or agreement between the Company and Mr. Anderson in regards to his appointment. His bio is below.

Jim Anderson has an extensive background is Sales and Operational Leadership.  In past roles he has managed large Divisions and Teams in Sales and Operations for both Public and Private companies.  He was one of the key team members that helped take a start-up company public growing it to over 3,000 employees and over a $1bb market capitalization.  This experience gave him an understanding of all aspects of the Public Markets and what it takes to perform as a public company.  Jim has served as Sales Director for the last 7 years for a company that services the Mortgage Industry, Street Links Lender Solutions.

Effective May 4, 2016, Robbie Lee, the Company’s Chairman, was appointed interim CEO. The agreement between Mr. Lee and the Company is detailed in Item 1.01 hereto, incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GRILLED CHEESE TRUCK, INC.,

Date: June 13, 2016	By:	/s/ Robert Lee Robert Lee, Chairman